Exhibit 10.1

Michael G. Field

483 Ridge Rd.

Lansing, NY 14882

Dear Michael:

Thank you for taking the time to discuss joining the Board of Directors of Polar Power, Inc. as an independent director. I hope you now have a better understanding and share in the excitement surrounding our company.

We have been working hard to bring seasoned and experienced professionals to our post-closing Board of Directors, and we would welcome your knowledge and experience. We would therefore like to invite you to join the board as an independent director. We feel that you would be a great asset to our team and contribute to our plans.

As we have discussed, we would also like for you to serve on our Audit, Nominating and Corporate Governance and Compensation Committees, and to take on the role as Chairperson of our Nominating and Corporate Governance and Compensation Committees. We will provide as much advance notice to you as possible in connection with any meetings of the Board of Directors or committees of the Board of Directors that we have.

In consideration for your joining the Board of Directors as an independent director, and for your services on the foregoing committees, you will receive the consideration set forth on Annex A to this letter.

If you decide to accept this offer, please indicate your acceptance by signing below and we will get the appropriate paperwork in order. As a public company, we are subject to ongoing reporting requirements, which include the public disclosure on a Current Report on Form 8-K, within four business days of the appointment of a new director, as well as certain related information. We will notify you promptly, after receipt of your acceptance, of the approval by our Board of Directors of your appointment, and the effective date of your directorship.

Please feel free to call me if you have any questions. I look forward to a successful and exciting relationship.

Very truly yours,

/s/ Arthur D. Sams	July 24, 2024
Arthur D. Sams	Date
Chief Executive Officer

Accepted and agreed:

/s/ Michael G. Field	July 23, 2024
Michael G. Field	Date

249 E. GARDENA BLVD, GARDENA, CA. 90248 ● TEL: (310) 830-9153 ● FAX: (310) 719-2385

ANNEX A

INDEPENDENT DIRECTOR COMPENSATION

Annual Director’s Fee	$30,000

The Annual Director’s Fee will be paid in four quarterly installments. Mr. Field will have the option, solely during the first year of service, to choose between receiving a cash payment in the amount of $7,500 per quarter or receiving 18,750 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), to be issued pursuant to the Polar Power, Inc. 2016 Omnibus Incentive Plan. The director’s fee for services provided after June 30, 2025, will solely be made by cash payment.

Cash payments will be paid within 45 days after the end of each reporting quarter unless Mr. Field provides written notice, during the first year of service, to the Company’s CFO at lzavala@polarpowerinc.com by the 15th calendar day after the end of a reporting quarter electing to receive shares in lieu of cash payment.

If elected, the Company shall issue to Mr. Field 18,750 shares of the Common Stock, after receiving Mr. Field’s written notice electing compensation by Common Stock.

For the avoidance of doubt, the option to receive compensation by Common Stock is only available during the first four reporting quarters within the first year of service. Compensation is prorated during a quarter if service does not start at the beginning of a reporting quarter or ends prior to the end of a reporting quarter.

Reporting quarters are as follows:

First Quarter: January 1 to March 31 of each year

Second Quarter: April 1 to June 30 of each year

Third Quarter: July 1 to September 30 of each year

Fourth Quarter: October 1 to and December 31 of each year